EXHIBIT 5.1



                                                            January 26, 1998

Alcohol Sensors International, Ltd.
11 Oval Drive
Islandia, New York  11722

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Alcohol Sensors International, Ltd., a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 5,150,000 shares of the common stock, par value $.001 per share (the "Common Stock"), of the Company, to be offered and sold by certain shareholders of the Company (the "Selling Shareholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such 5,150,000 shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

     We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders upon the issuance thereof in accordance with the terms of the Class B Preferred Stock and warrants convertible or exercisable for such shares of Common Stock, subject to the approval by the shareholders of the Company of the elimination of the restriction on the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock, will be duly authorized and legally issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                             Very truly yours,


                                             /s/  Kaufman & Braun, LLP
                                                  Kaufman & Braun, LLP